Exhibit 1.01 to Form SD filed on May 27, 2016
Conflict Minerals Report
This is the Conflict Minerals Report of Spectrum Brands Holdings, Inc. and its consolidated subsidiaries, including SB/RH Holdings, LLC and its consolidated subsidiaries (the “Company,” “Spectrum,” “we,” “us,” or “our”), for calendar year 2015 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions of the terms used in this Report, unless otherwise defined herein.
Applying the Dodd-Frank Act to Spectrum Brands Holdings, Inc.
The SEC’s conflict minerals rules require a three-step compliance approach. The first step is determining applicability of the conflict minerals rules to Spectrum; the second step is a reasonable country of origin inquiry (“RCOI”) to determine whether we have reason to believe that conflict minerals from the Democratic Republic of Congo (the “DRC”) or adjoining countries (the “Covered Countries”) that are necessary to the functionality or products manufactured by us, or contracted to be manufactured by us, are present in our products; and the third step (referred to as “due diligence” in the SEC rules) is to determine the source and origin of any such conflict minerals and the facilities in which they were processed.
As a downstream company, Spectrum is several tiers removed from mining operations and smelters or refiners (“SORs”) in dealing with its direct suppliers.  Spectrum hired a third party provider to assist it in performing conflict mineral supply chain due diligence (the “Provider”).  Using our Provider as well as our supply chain due diligence processes, and focusing on accountability within the supply chain (by using the industry standard Conflict Free Sourcing Initiative program) and reaching out to our suppliers, we hope to gain greater transparency in our supply chain.
Due Diligence Framework and Resources
In accordance with the rules, Spectrum undertook due diligence to determine if conflict minerals were necessary to the production or functionality of its products.  In conducting its due diligence, Spectrum implemented the Organisation for Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”), an internationally recognized due diligence framework, and related supplements for each of the conflict minerals.  Accordingly, all steps taken by Spectrum in preparing this Conflict Minerals Report were in accordance with the OECD Framework. As such, we used the 2015 Conflict-Free Sourcing Initiative’s Conflict Minerals Reporting Template 3.0 (the “CMRT”), which includes standard supply chain survey and information tracking methods to: (i) determine if our manufactured products contained conflict minerals necessary to their functionality or production, (ii) perform a RCOI and (iii) assess our supply chain’s adherence to due diligence measures stated by the OECD Framework.

Reasonable Country of Origin Inquiry

Our Steering Committee reviewed the products manufactured or contracted to be manufactured by the Company in order to determine which products might contain conflict minerals that are necessary to their functionality or production; the list of products is contained on Attachment A to this Conflict Minerals Report.  In previous years, the Company conducted this review at a business level; however, for 2015, this review was conducted at a product level.  A list of the suppliers determined to be in-scope for purposes of the conflict minerals rules was compiled and the RCOI was conducted as follows:

a.	Using the CMRT, Spectrum sent initial inquiries to 504 suppliers and instructed them to complete the Template and return it to Spectrum.
b.
During reporting year 2015, Spectrum hired the Provider to engage its suppliers to collect information about the presence and sourcing of conflict minerals used in the products and components supplied to Spectrum and by doing so add more transparency to Spectrum’s supply chain with the ultimate goal of identifying the related smelters or refiners and associated mine countries of origin.

c.	Spectrum and the Provider conducted up to 3 follow-up inquiries of the initially unresponsive suppliers.
d.	Spectrum and Provider also conducted follow-up with suppliers for further information if initial responses were incomplete or unclear.
e.	Spectrum performed follow-up (up to 5 times) with suppliers who returned an incomplete CMRT.
f.
The Provider also evaluated the completed CMRTs for plausibility, consistency and gaps.  Additional supplier contacts were conducted to attempt to resolve: (a) “quality control” flags such as SORs not provided for a used metal, or (b)  SOR information provided was not a verified metal processor, or (c) Supplier listed one or more SORs for an unused metal, or (d) Supplier indicated it had not received conflict minerals data for each metal from all of its relevant suppliers.

g.
After follow-up, Spectrum had a 54% supplier response rate, with 22% of the responding suppliers indicating that one or more of the conflict minerals as necessary to the functionality or production of the products they supply to Spectrum.

Due Diligence Steps Performed

1.	Steps Taken to Establish Strong Company Management Systems

a.
Spectrum continued disseminating conflicts minerals’ information and updates through its Steering Committee and welcomed new members to the committee to ensure robust representation throughout the Company’s division’s supply chains and also included legal, compliance, and internal audit departments. The committee continues to meet monthly to implement and manage Spectrum’s conflict minerals’ compliance program.

b.
Spectrum’s employees and the Steering Committee continues to enforce its Conflict Minerals Policy.  Spectrum’s policy is to eventually develop a “conflict-free” supply chain – one that does not use tin, tungsten, tantalum or gold sourced from mines or smelters that have directly or indirectly financed or benefited armed groups in the Covered Countries.  A copy of our policy can be found at http://www.spectrumbrands.com/corporate-responsibility/conflict-minerals.aspx.  As required by the Conflict Minerals Policy, all of our suppliers are required to sign Spectrum’s Supplier Code of Conduct, which includes requirements relating to conflict minerals and responsible sourcing.  A copy of Spectrum’s Supplier Code of Conduct can be found at http://www.spectrumbrands.com/AboutUs/Supplier-Code-of-Conduct.aspx/.  Spectrum incorporated requirements related to conflicts minerals in its Supplier Code of Conduct so that current and future suppliers are obligated to comply with Spectrum’s policies on conflict minerals, including participation in related due diligence activities.

c.	Spectrum educates its employees and in addition the Steering Committee, disseminates conflict minerals’ information through division heads, supply chains and sales forces.
d.	Spectrum maintains a grievance mechanism to enable the reporting of grievances related to conflict minerals and other supply chain matters.
e.	Spectrum retains conflict minerals program documentation in accordance with the Company’s record retention policies.

2.	Steps Taken to Identify Risks in the Supply Chain and Strategies to Respond to Identified Risks.

a.	Spectrum identified the products it manufactured or contracted to manufacture in 2015.
b.
As previously noted, Spectrum identified 504 suppliers from whom it purchases components used in the production of those products, and which could contain conflict minerals necessary to the functionality or production of such products and solicited information from such suppliers as part of its RCOI.  Spectrum, with the assistance of the Provider, compared the list of the SORs collected to the Provider’s SOR database, which incorporates information from the conflict-free smelter lists published by the Conflict-Free Sourcing Initiative. Attached as Exhibit A hereto is a list of SORs identified by our suppliers that source from the Covered Countries, but have been certified by third party sources.

Spectrum performed risk mitigation efforts to bring suppliers into conformity with its Conflicts Minerals Policy and contractual requirements. These efforts included working with direct suppliers during Spectrum’s frequent supplier meetings to consider alternative sources of components or supplying components which contain conflict minerals from certified conflict free sources based on the internationally recognized certifications.  Spectrum publicly communicated its Conflicts Minerals’ Policy on its website at www.spectrumbrands.com/corporate-responsibility/conflict-minerals.aspx.

3.	Carry out independent third-party audit of smelter/refiner due diligence practices.

Spectrum and the Provider relied on published lists of SORs that have been audited by various groups.  We are many steps removed from the mining of conflict minerals. We do not purchase raw ore or unrefined conflict minerals, and we do not conduct any purchasing activities directly in the Covered Countries.

4.	Mitigation Steps Spectrum Has Taken or Will Take Since the End of Calendar Year 2015.
We undertook the following steps since the end of 2015 to mitigate the risk that our products may contain conflict minerals that benefit armed groups within the Covered Countries, including steps to improve our due diligence:

a.
Continued to enforce our Conflict Minerals Policy which is imbedded in our Supplier Code of Conduct (Code) and disseminate  the Code to those suppliers who provide raw materials and components in Spectrum’s manufacturing operations and Spectrum’s contract manufacturers.

b.	Continued to enforce the process within Spectrum’s manufacturing operations/procurement function to notify new vendors of our conflict minerals policy within the Code.
c.	Published a copy of our 2015 Form SD and this Conflict Minerals Report on our website at http://www.spectrumbrands.com/corporate-responsibility/form/Form-SD-6-1-16-Spectrum-Brands.pdf.
d.
Continued our supply chain due diligence with the assistance of our Provider, on source and chain of custody of raw materials and components purchased for Spectrum’s manufacturing operations.  Spectrum plans to enhance supplier communication and training on conflict minerals. Spectrum values its supplier relationships, but if any supplier is at risk to or violates Spectrum’s Conflict Minerals Policy or its Supplier Code of Conduct, Spectrum plans to require a corrective action plan from the supplier and move towards conflict free sourcing.  Spectrum will not ban sourcing from the Covered Countries, but it seeks to procure from responsible sources in the region to assist legitimate, conflict free businesses there (as shown in the chart below).

e.
Because of Spectrum’s size, the complexity of its products, and the depth, breadth and constant evolution of its supply chain, it is difficult to identify sub-tier suppliers downstream from its direct suppliers.  Spectrum does not purchase product directly from any suppliers, smelters, refiners or mines in the Covered Countries and has  no direct contractual relationships with smelters and refiners, as previously noted. Instead, it relies on its direct suppliers to gather and provide specific information about the source of conflict minerals contained in the components supplied to it.  Spectrum’s direct suppliers are similarly reliant upon information provided by their suppliers.   So the Provider’s assistance with unresponsive first tier suppliers will be valuable to continue to add transparency to the Spectrum’s supply chain.  Our Provider’s smelter/refiner data base identified 314 verified smelters/refiners that are in Spectrum’s supply chain.  Of the 314, 29 had an indication of sourcing from the Covered Countries and 25 were certified by third party sources.  Therefore, additional investigation was undertaken to determine the source of and chain of custody of the regulated metals.  The following internationally accepted audit standards were checked to determine the “DRC Conflict Status” of the SORs: the CFSI Conflict-Free Smelter Program, the London Bullion Market Association Good Delivery Program and the Responsible Jewellery Council, Chain-of Custody Certification.  If the SOR was not certified by these internationally-recognized schemes, Provider attempted to contact the SOR to gain more information about its sourcing, including countries of origin and transfer and internal due diligence procedures or other processes the SORs use to track the chain-of-custody on the source of its mineral ores.  Relevant information included the SOR’s documented conflict-free policy, an accounting system to support the balance of materials processed, and traceability documentation.  Internet research was also performed to determine outside sources of information regarding the SOR’s sourcing practices.

Attached to this Conflict Minerals Report as Attachment A is a list of the 25 SORs identified as DRC sourced but conflict free by the above referenced internationally recognized standards.  A list of the products covered by this Conflict Minerals Report is also included on Attachment A.    Based on the Reporting Year 2015 results, Spectrum plans to increase the supplier responses for reporting year 2016 by continuing to emphasize to its suppliers the importance of sourcing responsibly and from conflict free sources if the suppliers desire to retain Spectrum’s business.
Pursuant to Securities and Exchange Commission rules and related guidance, this Conflict Minerals Report was not subjected to an independent private sector audit.

Attachment A

List of Products
The following products are more fully described in Spectrum Brands Holdings, Inc. Form 10-K, which may be found publicly on our website at:
http://phx.corporate-ir.net/phoenix.zhtml?c=75225&p=irol-sec

Batteries (alkaline, zinc carbon, hearing aid batteries)
Rechargeable batteries
Battery-powered lighting products
Electric shavers and accessories
Grooming products and hair care appliances
Small household appliances
Personal care products
Hardware
Home improvement and plumbing products
Residential locksets
Builders’ hardware
Faucets
Herbicides
Insecticides and repellants
Specialty pet supplies
Auto care (Aftermarket appearance products; performance chemicals & additives; do-it-yourself air conditioner recharge products)
List of Certified Smelters/Refiners
Metal	Official Smelter Name	Smelter Country	Country of Origin	Conflict-Free Certifications
Tantalum	Zhuzhou Cemented Carbide	China	Rwanda	CFSP
Tantalum	Zhuzhou Cemented Carbide	China	DRC- Congo (Kinshasa)	CFSP
Tantalum	Zhuzhou Cemented Carbide	China	Burundi	CFSP
Tin	Minsur	Peru	Rwanda	CFSP
Tin	Minsur	Peru	DRC- Congo (Kinshasa)	CFSP
Tantalum	H.C. Starck Co., Ltd.	Thailand	Rwanda	CFSP
Tungsten	H.C. Starck GmbH	Germany	Rwanda	CFSP
Tantalum	H.C. Starck GmbH Goslar	Germany	Rwanda	CFSP
Tantalum	H.C. Starck GmbH Laufenburg	Germany	Rwanda	CFSP
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	Rwanda	CFSP
Tantalum	H.C. Starck Inc.	United States	Rwanda	CFSP
Tantalum	H.C. Starck Ltd.	Japan	Rwanda	CFSP
Tin	Thaisarco	Thailand	Rwanda	CFSP
Tin	Thaisarco	Thailand	DRC- Congo (Kinshasa)	CFSP
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Burundi	CFSP
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Rwanda	CFSP
Tantalum	Hi-Temp Specialty Metals, Inc.	United States	Rwanda	CFSP
Gold	CCR Refinery - Glencore Canada Corporation	Canada	DRC- Congo (Kinshasa)	LBMA, CFSP
Gold	CCR Refinery - Glencore Canada Corporation	Canada	Zambia	LBMA, CFSP
Tin	Operaciones Metalurgical S.A.	Bolivia	DRC- Congo (Kinshasa)	CFSP
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	DRC- Congo (Kinshasa)	CFSP
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Burundi	CFSP
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Rwanda	CFSP
Tin	PT Bukit Timah	Indonesia	DRC- Congo (Kinshasa)	CFSP
Tantalum	Conghua Tantalum and Niobium Smeltry	China	Rwanda	CFSP
Tungsten	Xiamen Tungsten Co., Ltd.	China	Rwanda	CFSP
Gold	Rand Refinery (Pty) Ltd.	South Africa	DRC- Congo (Kinshasa)	LBMA, CFSP
Gold	Rand Refinery (Pty) Ltd.	South Africa	Tanzania	LBMA, CFSP
Tantalum	Jiujiang Tanbre Co., Ltd.	China	DRC- Congo (Kinshasa)	CFSP
Tantalum	KEMET Blue Metals	United States	Burundi	CFSP
Tantalum	KEMET Blue Metals	United States	Rwanda	CFSP
Tantalum	Kemet Blue Powder	United States	Burundi	CFSP
Tantalum	Kemet Blue Powder	United States	DRC- Congo (Kinshasa)	CFSP
Tantalum	Kemet Blue Powder	United States	Rwanda	CFSP
Tantalum	Duoluoshan	China	Rwanda	CFSP
Tin	EM Vinto	Bolivia	DRC- Congo (Kinshasa)	CFSP
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	DRC- Congo (Kinshasa)	CFSP